American Express Global Business Travel Reports Q2 Results Ahead of Expectations; Confidence to Raise and Narrow Full-Year 2025 Guidance

NEW YORK – August 5, 2025 – American Express Global Business Travel, which is operated by Global Business Travel Group, Inc. (NYSE: GBTG) (“Amex GBT” or the “Company”), a leading software and services company for travel, expense, and meetings & events, today announced financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Highlights

Delivered Financial Results Ahead of Expectations
•Revenue grew 1% year over year to $631 million.
•Adjusted EBITDA grew 4% year over year to $133 million, and exceeded $500 million over the last twelve months.
•Free Cash Flow generation of $27 million.

Significant Margin Expansion and Efficiency Gains
•Adjusted EBITDA margin expansion of 70 bps year over year to 21%.
•Flat Adjusted Operating Expenses, with efficiency gains.

Continued Share Gains and Strong Customer Retention
•LTM Total New Wins Value of $3.2 billion, including $2.2 billion from SME.
•95% LTM customer retention rate.

Raised and Narrowed Full-Year 2025 Guidance
•Revenue growth guidance of 2% to 4%, up +3pts vs. previous midpoint.
•Adjusted EBITDA guidance of $505 million to $540 million, representing growth of 6% to 13%.
•Free Cash Flow guidance of $140 million to $160 million.

CWT Acquisition Now Expected to Close in Q3 2025
•United States Department of Justice ("DOJ") has dismissed its litigation on the CWT acquisition.
•Transaction now expected to close in Q3 2025, subject to the satisfaction of remaining closing conditions.

Paul Abbott, Amex GBT’s Chief Executive Officer, stated: "In the second quarter, we again delivered on our commitments. We delivered quarterly results ahead of expectations, raised our full-year guidance, reached a significant milestone on CWT and can now accelerate share repurchases to underscore our confidence in the business. We look forward to welcoming CWT customers and employees to Amex GBT in the third quarter and are incredibly excited about the growth prospects for the combined company."

Karen Williams, Amex GBT's Chief Financial Officer, stated: "We continued to execute on what is in our control in Q2, driving Adjusted EBITDA margin expansion of 70 basis points year over year to reach 21%, while continuing to invest in attractive opportunities for long-term growth. I am very pleased to raise and narrow our full-year 2025 guidance to reflect our confidence in the momentum we are seeing. We are ready to integrate CWT after the expected close in the third quarter, and our balance sheet will maintain flexibility to pursue our capital allocation priorities, accelerate share repurchases and maximize shareholder value."

1
1*A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this release.

Second Quarter 2025 Financial Summary

(in millions, except percentages; unaudited)	Three Months Ended		YOY Inc / (Dec)
	June 30,
	2025	2024
Total Transaction Value (TTV)	$7,891	$7,724	2%
Transaction Growth	—%	4%
WDA Transaction Growth[1]	1%

Revenue	$631	$625	1%
Travel Revenue	$507	$506	—%
Product and Professional Services Revenue	$124	$119	4%

Total operating expenses	$597	$583	2%
Adjusted Operating Expenses	$500	$498	—%

Operating income	$34	$42	(21)%
Net income	$15	$27	(48)%
Net income margin	2%	4%	(210 bps)
EBITDA	$100	$79	24%
Adjusted EBITDA	$133	$127	4%
Adjusted EBITDA Margin	21%	20%	70 bps

Net cash from operating activities	$57	$73	(23)%
Free Cash Flow	$27	$49	(45)%
Net Debt	$780	$850
Net Debt / LTM Adjusted EBITDA[2]	1.6x	2.0x
1WDA = Workday Adjusted. There were 62.2 average workdays in Q2 2025 compared to 62.6 average workdays in Q2 2024; percentages are adjusted to reflect growth metrics assuming 62.2 workdays in each period.
2Leverage ratio is calculated as Net Debt / LTM Adjusted EBITDA and is different than leverage ratio defined in our senior secured credit agreement.

Second Quarter 2025 Financial Highlights
(Changes compared to prior year period unless otherwise noted)

Revenue of $631 million increased $6 million, or 1%. Within this, Travel Revenue increased $1 million, in line with expectations, and Product and Professional Services Revenue increased $5 million, or 4%. The increase in total revenue was primarily due to increased Product and Professional Services Revenue and favorable foreign exchange impact, partially offset by a modest decline in Yield driven by the continued shift to digital transactions and fixed elements of revenue. On a constant currency basis, revenue was largely flat year over year.

Total operating expenses of $597 million increased $14 million, or 2%, primarily due to restructuring charges related to cost savings initiatives, which are expected to be a future benefit to the Company. Increased sales and marketing and technology and content costs were largely offset by decreased cost of revenue (excluding depreciation and amortization), general and administrative expenses and depreciation and amortization.

Adjusted Operating Expenses increased marginally by $2 million to $500 million.

Operating income of $34 million decreased $8 million, or 21%, driven by higher operating expenses primarily due to restructuring charges, partially offset by higher revenue as discussed above.

Net income of $15 million decreased $12 million, or 48%, primarily due to the decline in operating income as discussed above, unfavorable foreign exchange impact and higher income taxes, partially offset by favorable fair value movements on earnout derivative liabilities and lower interest expense.

Adjusted EBITDA of $133 million increased $6 million, or 4%. Revenue growth and operating leverage resulted in Adjusted EBITDA margin expansion of 70 bps to 21%.

Net cash from operating activities totaled $57 million, a decrease of $16 million, or 23%, primarily due to comparison versus one-time elements of the Egencia working capital benefits in the prior year and higher cash taxes, partially offset by lower interest payments.

Free Cash Flow totaled $27 million, a decrease of $22 million, or 45%, primarily due to lower net cash from operating activities as discussed above and increased investments in purchase of property and equipment.

Net Debt: As of June 30, 2025, total debt, net of unamortized debt discount and debt issuance cost was $1,381 million, compared to $1,384 million as of December 31, 2024. Net Debt was $780 million as of June 30, 2025, compared to $848 million as of December 31, 2024. Leverage ratio was 1.6x as of June 30, 2025, down from 1.8x as of December 31, 2024. The cash balance was $601 million as of June 30, 2025, compared to $536 million as of December 31, 2024.

Raised and Narrowed Full-Year 2025 Guidance

The guidance below does not include the impact of CWT, which is expected to close in Q3 2025.

FY 2025 Guidance
	Low	Midpoint	High
Revenue	$2.460B +2% YOY	$2.488B +3% YOY	$2.515B +4% YOY
Adjusted EBITDA	$505M +6% YOY	$523M +9% YOY	$540M +13% YOY
Adjusted EBITDA Margin	20.5% +80bps YOY	21.0% +130bps YOY	21.5% +180bps YOY
Free Cash Flow	$140M	$150M	$160M

Please refer to the section below titled "Reconciliation of Full-Year 2025 Adjusted EBITDA Guidance and Full-Year 2025 Free Cash Flow Guidance" for a description of certain assumptions and risks associated with this guidance and reconciliation to comparable measures under U.S. generally accepted accounting standards ("GAAP").

Webcast Information

Amex GBT will host its second quarter 2025 investor conference call today at 9:00 a.m. E.T. The live webcast and accompanying slide presentation can be accessed on the Amex GBT Investor Relations website at investors.amexglobalbusinesstravel.com. A replay of the event will be available on the website for at least 90 days following the event.

Glossary of Terms

See the “Glossary of Terms” for the definitions of certain terms used within this press release.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under GAAP in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Expenses, Free Cash Flow and Net Debt. See “Non-GAAP Financial Measures” below for an explanation of these non-GAAP financial measures and “Tabular Reconciliations for Non-GAAP Financial Measures” below for reconciliations of the non-GAAP financial measures to the comparable GAAP measures.

About American Express Global Business Travel

American Express Global Business Travel (Amex GBT) is a leading software and services company for travel, expense, and meetings & events. We have built the most valuable marketplace in travel with the most comprehensive and competitive content. A choice of solutions brought to you through a strong combination of technology and people, delivering the best experiences, proven at scale. With travel professionals and business partners in more than 140 countries, our solutions deliver savings, flexibility, and service from a brand you can trust – Amex GBT.
Visit amexglobalbusinesstravel.com for more information about Amex GBT. Follow @amexgbt on X, LinkedIn and Instagram.

Contacts

Media:
Megan Kat
Head of Global Communications and Public Affairs
megan.kat@amexgbt.com

Investors:
Jennifer Thorington
Vice President Investor Relations
investor@amexgbt.com

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,
(in $ millions, except share and per share data)	2025	2024
Revenue	$631	$625
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	242	247
Sales and marketing	111	99
Technology and content	120	112
General and administrative	69	80
Restructuring and other exit charges	12	(3)
Depreciation and amortization	43	48
Total operating expenses	597	583
Operating income	34	42
Interest income	2	2
Interest expense	(23)	(32)
Fair value movement on earnout derivative liabilities	32	(10)
Other loss, net	(11)	(1)
Income before income taxes	34	1
(Provision for) benefit from income taxes	(21)	26
Share of income from equity method investments	2	—
Net income	15	27
Less: net income attributable to non-controlling interests in subsidiaries	2	1
Net income attributable to the Company’s Class A common stockholders	$13	$26
Basic income per share attributable to the Company’s Class A common stockholders	$0.03	$0.06
Weighted average number of shares outstanding - Basic	470,877,173	464,602,244
Diluted income per share attributable to the Company’s Class A common stockholders	$0.03	$0.06
Weighted average number of shares outstanding - Diluted	474,839,915	470,655,337

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

(in $ millions, except share and per share data)	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$601	$536
Accounts receivable (net of allowance for credit losses of $11 and $10 as of June 30, 2025 and December 31, 2024, respectively)	722	571
Due from affiliates	59	46
Prepaid expenses and other current assets	135	128
Total current assets	1,517	1,281
Property and equipment, net	238	232
Equity method investments	14	14
Goodwill	1,250	1,201
Other intangible assets, net	465	480
Operating lease right-of-use assets	55	59
Deferred tax assets	274	268
Other non-current assets	58	89
Total assets	$3,871	$3,624
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$353	$263
Due to affiliates	16	22
Accrued expenses and other current liabilities	512	461
Current portion of operating lease liabilities	15	15
Current portion of long-term debt	19	19
Total current liabilities	915	780
Long-term debt, net of unamortized debt discount and debt issuance costs	1,362	1,365
Deferred tax liabilities	37	36
Pension liabilities	163	156
Long-term operating lease liabilities	58	63
Earnout derivative liabilities	27	133
Other non-current liabilities	102	34
Total liabilities	2,664	2,567
Commitments and Contingencies
Shareholders’ equity:
Class A common stock (par value $0.0001; 3,000,000,000 shares authorized; 487,125,014 and 478,904,677 shares issued, 478,920,838 and 470,904,677 shares outstanding as of June 30, 2025 and December 31, 2024, respectively)	—	—
Additional paid-in capital	2,829	2,827
Accumulated deficit	(1,487)	(1,575)
Accumulated other comprehensive loss	(86)	(146)
Treasury shares, at cost (8,204,176 and 8,000,000 shares as of June 30, 2025 and December 31, 2024, respectively)	(56)	(55)
Total equity of the Company’s shareholders	1,200	1,051
Equity attributable to non-controlling interest in subsidiaries	7	6
Total shareholders’ equity	1,207	1,057
Total liabilities and shareholders’ equity	$3,871	$3,624

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
(in $ millions)	2025	2024
Operating activities:
Net income	$90	$8
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	83	95
Deferred tax charge	10	12
Equity-based compensation	39	38
Allowance for credit losses	3	4
Loss on early extinguishment of debt	2	—
Fair value movement on earnout derivative liabilities	(106)	(8)
Other, net	18	(5)
Changes in working capital:
Accounts receivable	(123)	(10)
Prepaid expenses and other current assets	(3)	(66)
Due from affiliates	(13)	(10)
Due to affiliates	(6)	7
Accounts payable, accrued expenses and other current liabilities	98	71
Defined benefit pension funding	(13)	(14)
Proceeds from termination of interest rate swap contracts	31	—
Net cash from operating activities	110	122
Investing activities:
Purchase of property and equipment	(57)	(49)
Proceeds from foreign exchange forward contracts	27	—
Other	—	5
Net cash used in investing activities	(30)	(44)
Financing activities:
Proceeds from senior secured term loans	99	—
Repayment of senior secured term loans	(106)	(1)
Repurchase of common shares	(1)	—
Contributions for ESPP and proceeds from exercise of stock options	4	5
Payment of taxes withheld on vesting of equity awards	(41)	(19)
Other	(3)	(2)
Net cash used in financing activities	(48)	(17)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	25	(9)
Net increase in cash, cash equivalents and restricted cash	57	52
Cash, cash equivalents and restricted cash, beginning of period	561	489
Cash, cash equivalents and restricted cash, end of period	$618	$541
Supplemental cash flow information:
Cash paid for income taxes, net	$29	$1
Cash paid for interest (net of interest received)	$50	$65
Non-cash additions for operating lease right-of-use assets	$2	$7
Non-cash additions for finance lease	$1	$2

Glossary of Terms

Constant currency revenue is calculated by retranslating current and prior-period revenue amounts at a consistent exchange rate rather than the actual exchange rates in effect during the respective periods. A portion of the Company’s revenue is derived from international operations. As a result, the Company’s revenue has been and will continue to be affected by changes in the U.S. dollar against major international currencies. The Company refers to revenue growth rates on a constant currency basis so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the Company’s revenue from one period to another.

Customer retention rate is calculated based on Total Transaction Value (TTV).

CWT refers to CWT Holdings, LLC.

GMN refers to Global & Multinational Enterprises and SME refers to Small and Medium-sized Enterprises. For organizational management purposes, Amex GBT divides the customer base into these two general categories, generally on the basis of annual TTV, although this measure can vary by country and by customer preference. Amex GBT offers all products and services to all sizes of customer, as customers of all sizes may prefer different solutions.

LTM refers to the last twelve months ended June 30, 2025.

Total New Wins Value is calculated using expected annual average Total Transaction Value (TTV) over the contract term from all new client wins over the last twelve months.

Total Transaction Value or TTV refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

Transaction Growth represents year-over-year increase or decrease as a percentage of the total transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking, and is calculated on a net basis to exclude cancellations, refunds and exchanges. To calculate year-over-year growth or decline, we compare the total number of transactions in the comparative previous period/ year to the total number of transactions in the current period/year in percentage terms.

Yield is calculated as total revenue divided by Total Transaction Value (TTV) for the same period.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition, and should not be considered as an alternative, to other performance or liquidity measures derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. In addition, we use certain of these non-GAAP financial measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We also use certain of our non-GAAP financial measures as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.

We define EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs, certain corporate costs, fair value movements on earnout derivative liabilities, foreign currency gains (losses), non-service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs and certain corporate costs.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to revenue, net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies.

These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:

•changes in, or cash requirements for, our working capital needs or contractual commitments;
•our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
•our tax expense, or the cash requirements to pay our taxes;
•recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model;
•impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of our underlying operations; and
•impact of foreign exchange translation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as a measure of liquidity or as a measure determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

We believe that the adjustments applied in presenting EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business.

We use these measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flow since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flow from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

We define Net Debt as total debt outstanding consisting of the current and non-current portion of long-term debt, net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents. Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Tabular Reconciliations for Non-GAAP Measures

Reconciliation of net income to EBITDA and Adjusted EBITDA:

	Three months ended June 30,
(in $ millions)	2025	2024
Net income	$15	$27
Interest income	(2)	(2)
Interest expense	23	32
Provision for (benefit from) income taxes	21	(26)
Depreciation and amortization	43	48
EBITDA	100	79
Restructuring, exit and related charges (a)	13	(3)
Integration costs (b)	3	7
Mergers and acquisitions (c)	18	6
Equity-based compensation and related employer taxes (d)	20	20
Fair value movement on earnout derivative liabilities (e)	(32)	10
Other adjustments, net (f)	11	8
Adjusted EBITDA	$133	$127
Net income Margin	2%	4%
Adjusted EBITDA Margin	21%	20%

Reconciliation of total operating expenses to Adjusted Operating Expenses:

	Three months ended June 30,
(in $ millions)	2025	2024
Total operating expenses	$597	$583
Adjustments:
Depreciation and amortization	(43)	(48)
Restructuring, exit and related charges (a)	(13)	3
Integration costs (b)	(3)	(7)
Mergers and acquisitions (c)	(18)	(6)
Equity-based compensation and related employer taxes (d)	(20)	(20)
Other adjustments, net (f)	—	(7)
Adjusted Operating Expenses	$500	$498

a)Includes (i) employee severance costs/(reversals) of $11 million and $(3) million for the three months ended June 30, 2025 and 2024, respectively, (ii) accelerated amortization of operating lease ROU assets of $1 million for the three months ended June 30, 2025 and (iii) contract costs related to facility abandonment of $1 million for the three months ended June 30, 2025.
b)Represents expenses related to the integration of business acquisitions.
c)Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs.
d)Represents non-cash equity-based compensation expense and employer taxes paid related to equity incentive awards to certain employees.
e)Represents fair value movements on earnout derivative liabilities during the periods.
f)Adjusted Operating Expenses excludes (i) long-term incentive plan expense of $0 and $3 million for the three months ended June 30, 2025 and 2024, respectively and (ii) legal and professional services costs of $0 and $4 million for the three months ended June 30, 2025 and 2024, respectively. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange (loss) gains of $(10) million and $1 million for the three months ended June 30, 2025 and 2024, respectively and (ii) non-service component of our net periodic pension cost related to our defined benefit pension plans of $1 million and $2 million for the three months ended June 30, 2025 and 2024, respectively.

Reconciliation of last twelve months Adjusted EBITDA:

	Three months ended				Last twelve months ended
(in $ millions)	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	June 30, 2025

Net (loss) income	$(128)	$(14)	$75	$15	$(52)
Interest income	(2)	(2)	(2)	(2)	(8)
Interest expense	28	22	24	23	97
Loss on early extinguishment of debt	38	—	2	—	40
Provision for income taxes	54	11	21	21	107
Depreciation and amortization	43	40	40	43	166
EBITDA	33	57	160	100	350
Restructuring, exit and related charges	8	3	4	13	28
Integration costs	7	4	5	3	19
Mergers and acquisitions	12	8	6	18	44
Equity-based compensation and related employer taxes	22	19	31	20	92
Fair value movement on earnout derivative liabilities	22	42	(74)	(32)	(42)
Other adjustments, net	14	(23)	9	11	11
Adjusted EBITDA	$118	$110	$141	$133	$502

Reconciliation of net cash from operating activities to Free Cash Flow:

	Three months ended June 30,
(in $ millions)	2025	2024

Net cash from operating activities	$57	$73
Less: Purchase of property and equipment	(30)	(24)
Free Cash Flow	$27	$49

Reconciliation of Net Debt:

	As of
(in $ millions)	June 30, 2025	December 31, 2024	June 30, 2024
Current portion of long-term debt	$19	$19	$7
Long-term debt, net of unamortized debt discount and debt issuance costs	1,362	1,365	1,358
Total debt, net of unamortized debt discount and debt issuance costs	1,381	1,384	1,365
Less: Cash and cash equivalents	(601)	(536)	(515)
Net Debt	$780	$848	$850

LTM Adjusted EBITDA	$502	$478	$425
Net Debt / LTM Adjusted EBITDA	1.6x	1.8x	2.0x

Reconciliation of Full-Year 2025 Adjusted EBITDA Guidance and Full-Year 2025 Free Cash Flow Guidance

The Company’s full-year 2025 guidance considers various material assumptions. Because the guidance is forward-looking and reflects numerous estimates and assumptions with respect to future industry performance under various scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Amex GBT, all of which are difficult to predict and many of which are beyond the control of Amex GBT, actual results may differ materially from the guidance due to a number of factors, including the ultimate inaccuracy of any of the assumptions described above and the risks and other factors discussed in the section entitled “Forward-Looking Statements” below and the risk factors in the Company’s SEC filings.

The Company’s guidance does not incorporate the impact of the pending acquisition of CWT Holdings,
LLC.

Adjusted EBITDA guidance for the year ending December 31, 2025 consists of expected net income (loss) for the year ending December 31, 2025, adjusted for: (i) interest expense - net of approximately $85 million; (ii) provision for income taxes of approximately $50-$70 million; (iii) depreciation and amortization of property and equipment of approximately $165 million; (iv) restructuring costs of approximately $30-40 million; (v) integration expenses and costs related to mergers and acquisitions of approximately $60 million; (vi) non-cash equity-based compensation and related employer taxes of approximately $90 million, and; (vii) other adjustments, including litigation and professional services costs, long-term incentive plan costs and non-service component of our net periodic pension benefit related to our defined benefit pension plans of approximately $30 million.

We are unable to reconcile Adjusted EBITDA to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as impairment of long-lived assets and right-of-use assets, fair value movement on earnout derivative liabilities, foreign exchange gains (loss) and/or loss on early extinguishment of debt and the related tax impact of these adjustments. The exact amount of these adjustments is not currently determinable but may be significant.

Free Cash Flow guidance for the year ending December 31, 2025 consists of expected net cash from operating activities of greater than $250-280 million less purchase of property and equipment of greater than $110-120 million.

Forward-Looking Statements

This release contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position, business strategy, the plans and objectives of management for future operations and full-year guidance. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this release are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities; (2) our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (6) the impact of geopolitical conflicts, including the war in Ukraine and the conflicts in the Middle East, as well as related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (7) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (8) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (9) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services); (10) the effect of legal, tax and regulatory changes; (11) the impact of any future acquisitions including the integration of any acquisition; (12) the outcome of any legal proceedings that have been or may be instituted against the Company or CWT Holdings, Inc. (“CWT”) in connection with our merger with CWT (the “Merger”); (13) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Merger; (14) the inability to complete, costs related to, or the inability to recognize the anticipated benefits of, the Merger; and (15) other risks and uncertainties described in the Company’s Form 10-K, filed with the SEC on March 7, 2025, and in the Company’s other SEC filings. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

An investment in Global Business Travel Group, Inc. is not an investment in American Express. American Express shall not be responsible in any manner whatsoever for, and in respect of, the statements herein, all of which are made solely by Global Business Travel Group, Inc.